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                                                                     Exhibit 8.1

                        [Sullivan & Cromwell letterhead]






                                                           September 11, 1997




Dime Bancorp, Inc.,
   589 Fifth Avenue,
      New York, New York  10017.

Ladies and Gentlemen:

              We have acted as counsel to Dime Bancorp, Inc., a Delaware corporation ("Dime"), in connection with the Agreement and Plan of Combination, dated as of June 22, 1997 and amended and restated as of July 31, 1997 (the "Agreement"), by and among North American Mortgage Company, a Delaware corporation ("NAMC"), Dime, The Dime Savings Bank of New York, FSB, a federal savings bank ("Dime Bank"), and 47th St. Property Corporation, a Delaware corporation ("Merger Sub"). We render this opinion to you, in part, pursuant to
Section 7.03(c) of the Agreement. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

              For purposes of this opinion we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

              (i) The Merger will be completed in the manner set forth in the Agreement and the Registration Statement on Form S-4 of Dime (the "Registration Statement"), including the Proxy Statement of NAMC and Prospectus of Dime contained therein (the "Prospectus").

               (ii) The representations contained in the letters of representation from Dime, Dime Bank and NAMC to us dated September 3, 1997, September 3, 1997, and August 29, 1997, respectively, will be true and complete on the Effective Date.
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Dime Bancorp, Inc.                                                          -2-


              On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

              (1) The Merger will constitute a reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"); and

              (2) No gain or loss will be recognized for federal income tax purposes by NAMC stockholders upon the exchange in the Merger of shares of NAMC Common Stock solely for Dime Common Stock (except with respect to cash received in lieu of a fractional share interest in Dime Common Stock).

The tax consequences described above may not be applicable to NAMC stockholders that acquired the stock of NAMC pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold NAMC stock as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "The Merger -- Certain Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                            Very truly yours,

                                            /s/ SULLIVAN & CROMWELL